Exhibit 24.3
POWER OF ATTORNEY
     I, Didier Delepine, a Director of ORBCOMM Inc., a company organized under the laws of Delaware (the “Company”), hereby constitute and appoint Jerome B. Eisenberg, Christian G. Le Brun and Alejandro R. San Miguel, and each of them singly, true and lawful attorneys-in-fact and agents, with full power to them (including the full power of substitution and resubstitution), to sign for me and in my name, place and stead, in my capacity as a Director of the Company, (1) the Registration Statement on Form S-1 (No. 333-142427) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) and (2) any subsequent registration statement filed by the Company pursuant to Rule 462 under the Securities Act of 1933, as amended (the “Securities Act”), for the offering which the Registration Statement on Form S-1 relates, and (3) any or all amendments (including post-effective amendments), free writing prospectuses and supplements to the foregoing registration statements, for the purpose of registering under the Securities Act shares of Common Stock, par value $0.001 per share, of the Company to be sold by the Company and/or certain shareholders of the Company, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
May 11, 2007
/s/ Didier Delepine
Didier Delepine
Director